CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-200836) and on Form S-8 (File No. 33-222416) of Marina Biotech, Inc. of our report dated April 17, 2018, relating to the consolidated financial statements of Marina Biotech, Inc., appearing in this annual report on Form 10-K of Marina Biotech, Inc. for the year ended December 31, 2017.

/s/ SQUAR MILNER LLP

Los Angeles, California

April 17, 2018